Exhibit 99.1

PRESS RELEASE
For Immediate Distribution

Contact: Intrepid Potash, Inc.
William Kent
Phone: 303-296-3006

Intrepid Announces Financial Results for Second Quarter 2009

Denver, Colorado; August 6, 2009 – Intrepid Potash, Inc. (NYSE:IPI), today announced second quarter 2009 financial results with net income of $14.4 million.  Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2009 were $31.5 million.  Earnings for the second quarter of 2009 were $0.19 per diluted share, net of a downward accounting adjustment of $0.04 per diluted share associated with operating at lower production rates.

Highlights for the Second Quarter 2009:

•	As of June 30, 2009, we had $119 million of cash, no outstanding debt, and $125 million of availability under our revolving credit facility.

•	The average net realized sales price for potash in the second quarter 2009 was $674 per short ton ($743 per metric ton) compared to $425 per short ton ($468 per metric ton) in the same period of 2008.

•	Adjusted net income for the second quarter of 2009 was $17.4 million compared to adjusted pro forma net income of $31.6 million in the same period of 2008.

•
Potash “cash operating” cost of goods sold, net of by-product credits, in the second quarter of 2009 was $251 per short ton, which includes an adjustment for “abnormal production” associated with our reduced operating rates, of approximately $63 per short ton.

•	Potash sales in the second quarter were 80,000 short tons compared to 213,000 short tons in the second quarter of 2008.

•
Potash production in the quarter was 131,000 short tons compared to 210,000 short tons produced in the second quarter of 2008, as we continued to manage supply in response to decreased customer demand.

•
Average net realized sales price for langbeinite, which we market under the name of Intrepid Trio™, was $338 per short ton ($373 per metric ton) in the second quarter of 2009 compared to $188 per short ton ($207 per metric ton) in the second quarter of 2008.   The net realized price for Intrepid Trio™ was $330 per short ton in the first quarter of 2009.

•	Sales of Intrepid Trio™ were 45,000 short tons in the second quarter of 2009 compared to 47,000 short tons in the second quarter of 2008.

•	Langbeinite production in the second quarter decreased to 45,000 short tons compared to 58,000 short tons produced in the second quarter of 2008.

•
Gross margins in the second quarter of 2009 for potash were $363 per short ton or 54 percent compared to 62 percent in the three months ended June 30, 2008.  Gross margins for Intrepid Trio™ were $138 per short ton or 41 percent compared to 43 percent in the same period of 2008.

•	Capital investments in the second quarter of 2009 totaled $25 million bringing the year-to-date total to $49 million.

“Potash sales volumes continue to be at reduced levels as dealers showed greater hesitancy to refill their inventories and to take on price risk during the second quarter” said Bob Jornayvaz, Intrepid’s CEO.   “We are working with our customers to move our products forward in the supply chain in order to be in position to provide just-in-time delivery to the end users of our product as soon as demand returns to more normal levels.  Due to the uncertainty around the price of potash, we believe that the tons currently being sold in the market are being applied directly onto the ground and are not being used to restock dealer inventory bins.  Despite the challenging market, we were able to generate positive free cash flow during the quarter and we continue to invest in our business to increase efficiencies in order to reduce our operating costs per ton.  Our balance sheet remains strong which allows us to continue to work with our customers in mutually beneficial ways to ensure that product is in place when more normal demand returns.”

Market Conditions

Overall, we believe that dealers and distributors of potash have reduced their inventories in the second quarter, albeit at a slower pace than originally expected.  The recent decreases in potash prices may continue to cause hesitation by the purchasers of our products, and the third quarter is typically a slower time of the year for shipments into the agricultural segment of our business.  While decreases in the posted prices of potash may spur increased demand, we expect the current market trends will remain for the majority of the third quarter.  Dealer hesitancy to absorb price risk has the potential to keep near-term sales levels lower.  Further, we believe that the application rates for potash fertilizers will be lower in 2009 relative to 2008, but we also do not expect this decline to be permanent as fertilizer plays a vital role in ensuring that world agricultural production meets the needs of a growing population.

As the current potash market develops, we will continue to manage production volumes and our net cash position while at the same time making the appropriate investments in our business.

Second Quarter Results

Operating income for the second quarter of 2009 was $26.9 million compared to pro forma operating income of $51.6 million in the second quarter 2008.  Cash flows from operating activities were $34.8 million for the second quarter of 2009, which compares to $51.8 million for the second quarter of 2008.

Potash

During the second quarter of 2009, Intrepid produced 131,000 short tons of potash and sold 80,000 short tons of potash.  This compares to 210,000 short tons produced and 213,000 short tons sold in the second quarter of 2008.  Production declined in the second quarter of 2009 relative to the prior year period due primarily to our decision to reduce the number of operating shifts at our East and West Mines from four to three beginning in the first quarter of the year.  This reduction in operating shifts continued through the second quarter of 2009.

The 80,000 short tons of potash we sold in the second quarter of 2009 was at an average freight on board (“FOB”) net sales price of $674 per short ton as compared to an average FOB net sales price of $425 per short ton during the second quarter of 2008.

The decrease in sales this quarter, as compared to 2008, resulted from slower sales of granular potash as growers deferred potash applications and dealers did not refill their inventories to historical levels, but instead worked primarily to reduce inventory levels.  Additionally, the North American drilling rig count has stabilized at less than half of peak levels from a year ago,  and as a result, our industrial sales have remained slow in response to continued low oil and gas prices.  The feed portion of our business has seen consistent demand.

Our potash “cash operating” cost of goods sold (“COGS”), which is net of by-product credits of $20 per ton, and which we define as total cost of goods sold excluding depreciation, depletion and amortization and royalties, increased to $251 per short ton in the second quarter of 2009 from $133 per short ton in the second quarter of 2008.  The cost per ton amount is higher than previous comparable quarters primarily due to fewer tons of production as a result of our lower operating rates in the second quarter of 2009.  This per ton amount also includes the direct costs associated with several of our facilities operating at curtailed production rates whereby we determined that, in accordance with FAS 151, a certain portion of our costs should be recognized as period costs rather than absorbed into inventory.  This accounting adjustment resulted in a $5.2 million increase in our COGS in the second quarter of 2009, or $0.04 per diluted share for the quarter, which represents approximately $63 per short ton for potash and $4 per short ton for Intrepid Trio™.  It is important to understand this accounting impact because as production rates remained at low levels in the second quarter and for the first half of 2009, the product currently being held in inventory has a higher relative per ton cost than our average COGS for 2008.  The Company expects it could take several quarters for this relatively higher cost inventory to work through the system assuming sales and production levels increase to more historical norms.

Langbeinite – Intrepid Trio™

During the second quarter, Intrepid produced 45,000 short tons of langbeinite.  Our langbeinite production was 22 percent lower than the 58,000 short tons produced during the second quarter of 2008.  The decrease in langbeinite production was largely driven by our decision to run the East mine with three operating shifts instead of four as part of our inventory management efforts announced in January 2009.

Intrepid sold 45,000 short tons of Intrepid Trio™ in the second quarter of 2009 at an average FOB or net sales price of $338 per short ton as compared to 47,000 short tons at an average FOB price of $188 per short ton in the prior year’s second quarter.

Capital Investment

During the second quarter of 2009, Intrepid invested $25.4 million related to the 2009 capital program.  The investments in the second quarter of 2009 were used to fund projects already in progress and for sustaining capital.  Total capital investment in 2009 is expected to be between $120 and $135 million.  Intrepid is committed to moving forward its capital program, while at the same time maintaining a prudent net cash position in order to increase production and lower per ton operating costs in the long-term.  During the current period of decreased production rates we are working to complete a number of our planned capital investments. We expect our increased capital investment in the second half of the year, combined with the continuation of lower sales volumes, will result in a net cash outflow from the Company in the third quarter.

The Company routinely posts information about the Company on its website under the Investor Relations tab.  The Company’s website address is www.intrepidpotash.com.

Since adjusted net income and EBITDA are non-GAAP financial measures it is necessary to reference the respective reconciliations in the accompanying non-GAAP reconciliation tables towards the end of this release.

Conference Call Information
The conference call to discuss second quarter 2009 results is scheduled for August 7, 2009, at 7:30 a.m. (Mountain Time). The call participation number is (877) 419-5396.  A recording of the conference call will be available two hours after the completion of the call at (800) 642-1687.  International participants can dial (706) 902-2295 to take part in the conference call and can access a replay of the call at (706) 645-9291.  All of the above calls will require the input of the conference identification number 18145424.  The call will also be streamed on the Intrepid Potash, Inc.’s website, www.intrepidpotash.com.  An audio recording of the conference call will be available at www.intrepidpotash.com through September 7, 2009.

* * * * * * * * * * *

Certain statements in this press release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, including statements regarding guidance, are forward-looking statements within the meaning of these laws.  Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that the expectations will be realized.  These forward-looking statements are subject to a number of known and unknown risks and uncertainties, many of which are beyond our control that could cause actual results to differ materially and adversely from such statements.  These risks and uncertainties include: changes in the price of potash or langbeinite; operational difficulties at our facilities; changes in demand and/or supply for potash or langbeinite; changes in our reserve estimates; our ability to achieve the initiatives of our business strategy, including but not limited to the development of the HB Mine as a solution mine; changes in the prices of our raw materials, including but not limited to the price of natural gas and power; fluctuations in the costs of transporting our products to customers; changes in labor costs and availability of labor with mining expertise; the impact of federal, state or local government regulations, including but not limited to environmental and mining regulations; competition in the fertilizer industry; declines in U.S. or world agricultural production; declines in oil and gas drilling; changes in economic conditions; adverse weather events at our facilities; our ability to comply with covenants inherent in our current and future debt obligations to avoid defaulting under those agreements; continued disruption in credit markets; governmental policy changes that may adversely affect our business and the risk factors detailed in our filings with the U.S. Securities and Exchange Commission.  Please refer to those filings for more information on these risk factors.  These forward-looking statements speak only as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as the result of future events, new information or otherwise.

INTREPID POTASH, INC.
SELECTED OPERATIONS DATA (UNAUDITED)

				Intrepid Mining LLC
	Intrepid Potash, Inc.			(Predecessor)

	Three Months Ended,		April 25, 2008	April 1, 2008
		Combined	Through	Through
	June 30, 2009	June 30, 2008	June 30, 2008	April 24, 2008
Production volume (in thousands of short tons):
Potash	131	210	155	55
Langbeinite	45	58	40	18

Sales volume (in thousands of short tons):
Potash	80	213	157	56
Intrepid Trio™	45	47	34	13

Potash statistics (per short ton):
Net sales price	$674	$425	$447	$364
Cost of goods sold, net of by-product credits* (exclusive of items shown separately below)	188	133	131	137
Abnormal production cost adjustment	63	—	—	—
Depreciation, depletion and amortization	20	9	8	11
Royalties	22	14	16	11
Total potash cost of goods sold	$293	$156	$155	$159
Warehousing and handling costs	18	7	6	6
Average potash gross margin	$363	$262	$286	$199

Intrepid Trio™ statistics (per short ton):
Net sales price	$338	$188	$191	$181
Cost of goods sold (exclusive of items shown separately below)	150	79	89	78
Abnormal production cost adjustment	4	—	—	—
Depreciation, depletion and amortization	14	10	11	9
Royalties	17	10	7	9
Total Intrepid Trio™ cost of goods sold	$185	$99	$107	$96
Warehousing and handling costs	15	8	8	8
Average Intrepid Trio™ gross margin	$138	$81	$76	$77

*
On a per short ton basis, by-product credits were $20, $9, and $9 for the three month period ended June 30, 2009, the period from April 25, 2008, through June 30, 2008, and the period from April 1, 2008, through April 24, 2008, respectively. By-product credits were $1.6 million, $1.4 million, and $0.5 million for the three month period ended June 30, 2009, the period from April 25, 2008, through June 30, 2008, and the period from April 1, 2008, through April 24, 2008, respectively.

INTREPID POTASH, INC.
SELECTED OPERATIONS DATA (UNAUDITED)

				Intrepid Mining LLC
	Intrepid Potash, Inc.			(Predecessor)

	Six Months Ended,		April 25, 2008	January 1, 2008
		Combined	Through	Through
	June 30, 2009	June 30, 2008	June 30, 2008	April 24, 2008
Production volume (in thousands of short tons):
Potash	268	435	155	280
Langbeinite	87	114	40	74

Sales volume (in thousands of short tons):
Potash	179	426	157	269
Intrepid Trio™	83	141	34	107

Potash statistics (per short ton):
Net sales price	$703	$360	$447	$309
Cost of goods sold, net of by-product credits* (exclusive of items shown separately below)	215	127	131	125
Abnormal production cost adjustment	35	—	—	—
Depreciation, depletion and amortization	19	8	8	8
Royalties	24	12	16	10
Total potash cost of goods sold	$293	$147	$155	$143
Warehousing and handling costs	14	6	6	6
Average potash gross margin	$396	$207	$286	$160

Intrepid Trio™ statistics (per short ton):
Net sales price	$335	$145	$191	$130
Cost of goods sold (exclusive of items shown separately below)	147	78	89	77
Abnormal production cost adjustment	2	—	—	—
Depreciation, depletion and amortization	15	10	11	10
Royalties	17	7	7	7
Total Intrepid Trio™ cost of goods sold	$181	$95	$107	$94
Warehousing and handling costs	14	7	8	6
Average Intrepid Trio™ gross margin	$140	$43	$76	$30

*
On a per short ton basis, by-product credits were $18, $9, and $13 for the six month period ended June 30, 2009, the period from April 25, 2008, through June 30, 2008, and the period from January 1, 2008, through April 24, 2008, respectively.  By-product credits were $3.2 million, $1.4 million, and $3.6 million for the six month period ended June 30, 2009, the period from April 25, 2008, through June 30, 2008, and the period from January 1, 2008, through April 24, 2008, respectively.

INTREPID POTASH, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
 (In thousands, except share and per share amounts)

				Intrepid Mining LLC
	Intrepid Potash, Inc.			(Predecessor)

	Three Months Ended,		April 25, 2008	April 1, 2008
		Pro Forma Adjusted	Through	Through
	June 30, 2009	June 30, 2008	June 30, 2008	April 24, 2008
Sales	$73,392	$105,181	$80,162	$25,019

Less: Freight costs	4,122	5,724	3,537	2,187
Warehousing and handling costs	2,098	1,675	1,240	435
Cost of goods sold	31,775	38,257	27,951	10,186

Gross Margin	35,397	59,525	47,434	12,211

Selling and administrative	7,763	7,438	5,313	1,492
Accretion of asset retirement obligation	173	157	115	42
Other	589	289	298	(9)
Operating Income	26,872	51,641	41,708	10,686

Other Income (Expense)
Interest expense, including realized and unrealized derivative gains and losses	251	1,201	186	629
Interest income	15	268	268	—
Insurance settlements in excess of property losses	(2)	(32)	(32)	—
Other income (expense)	323	(52)	(175)	123

Income Before Income Taxes	27,459	53,026	41,955	11,438

Income Tax Expense	(13,023)	(20,580)	(16,191)	—
Net Income	$14,436	$32,446	$25,764	$11,438

Weighted Average Shares Outstanding:
Basic	75,017,097	74,843,124	74,843,124
Diluted	75,030,347	74,989,524	74,977,793

Earnings Per Share:
Basic	$0.19	$0.43	$0.34
Diluted	$0.19	$0.43	$0.34

INTREPID POTASH, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
 (In thousands, except share and per share amounts)

				Intrepid Mining LLC
	Intrepid Potash, Inc.			(Predecessor)

	Six Months Ended,		April 25, 2008	January 1, 2008
		Pro Forma Adjusted	Through	Through
	June 30, 2009	June 30, 2008	June 30, 2008	April 24, 2008
Sales	$162,293	$189,582	$80,162	$109,420

Less: Freight costs	8,829	15,896	3,537	12,359
Warehousing and handling costs	3,627	3,475	1,240	2,235
Cost of goods sold	67,283	77,144	27,951	48,647

Gross Margin	82,554	93,067	47,434	46,179

Selling and administrative	14,546	14,320	5,313	6,034
Accretion of asset retirement obligation	341	313	115	198
Other	577	303	298	5
Operating Income	67,090	78,131	41,708	39,942

Other Income (Expense)
Interest expense, including realized and unrealized derivative gains and losses	48	(232)	186	(2,456)
Interest income	32	291	268	23
Insurance settlements in excess of property losses	(16)	6,966	(32)	6,998
Other income (expense)	182	(189)	(175)	(14)

Income Before Income Taxes	67,336	84,967	41,955	44,493

Income Tax (Expense) Benefit	(28,219)	(33,237)	(16,191)	4
Net Income	$39,117	$51,730	$25,764	$44,497

Weighted Average Shares Outstanding:
Basic	74,996,419	74,843,124	74,843,124
Diluted	75,006,579	75,032,742	74,977,793

Earnings Per Share:
Basic	$0.52	$0.69	$0.34
Diluted	$0.52	$0.69	$0.34

 INTREPID POTASH, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share amounts)

	June 30, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$118,673	$116,573
Short-term investments	751	—
Accounts receivable:
Trade, net	18,934	15,107
Other receivables	650	385
Related parties	14	—
Refundable income taxes	6,887	9,967
Inventory, net	63,223	49,318
Prepaid expenses and other current assets	2,042	5,804
Current deferred tax asset	719	1,222
Total current assets	211,893	198,376

Property, plant and equipment, net of accumulated depreciation of $33,332 and $26,514, respectively	176,703	138,790
Mineral properties and development costs, net of accumulated depletion of $6,771 and $6,367, respectively	33,575	30,244
Long-term parts inventory, net	4,237	3,973
Other assets	8,060	6,053
Non-current deferred tax asset	310,352	327,641
Total Assets	$744,820	$705,077

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable:
Trade	$16,704	$15,516
Related parties	184	26
Accrued liabilities	11,751	14,967
Accrued employee compensation and benefits	6,621	6,478
Other current liabilities	1,938	1,952
Total current liabilities	37,198	38,939

Asset retirement obligation	8,666	8,138
Other non-current liabilities	7,690	6,401
Total liabilities	53,554	53,478

Commitments and Contingencies

Common stock, $0.001 par value; 100,000,000 shares authorized; 75,032,086 and 74,846,874 shares outstanding at June 30, 2009, and December 31, 2008, , respectively	75	75
Additional paid-in capital	554,747	554,743
Accumulated other comprehensive loss	(839)	(1,385)
Retained earnings	137,283	98,166
Total Stockholders' Equity	691,266	651,599

Total Liabilities and Stockholders' Equity	$744,820	$705,077

INTREPID POTASH, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Intrepid Potash, Inc.			Intrepid Mining LLC (Predecessor)
	Three Months	Six Months	April 25, 2008	April 1, 2008	January 1, 2008
	Ended	Ended	Through	Through	Through
	June 30, 2009	June 30, 2009	June 30, 2008	April 24, 2008	April 24, 2008
Cash Flows from Operating Activities:
Reconciliation of net income to net cash provided by operating activities:
Net income	$14,436	$39,117	$25,764	$11,438	$44,497
Deferred income taxes	11,303	18,033	8,849	(4)	(4)
Insurance reimbursements	2	16	32	—	(6,998)
Items not affecting cash:
Depreciation, depletion, amortization and accretion	4,256	7,747	2,029	753	3,543
Stock-based compensation	952	1,287	2,012	—	—
Unrealized derivative (gain) loss	(846)	(1,215)	(471)	(1,028)	439
Other	393	577	663	(75)	170
Changes in operating assets and liabilities:
Trade accounts receivable	18,668	(3,827)	(4,994)	(1,248)	(11,886)
Other receivables	(428)	(279)	(154)	75	186
Refundable income taxes	(5,045)	3,386	—	—	—
Inventory	(7,787)	(14,169)	(3,158)	(1,665)	(830)
Prepaid expenses and other assets	1,541	1,728	4,546	(1,802)	(4,349)
Accounts payable, accrued liabilities and accrued employee compensation and benefits	(804)	(1,492)	472	2,441	1,494
Income taxes payable	—	—	7,342	—	—
Other current liabilities	(1,809)	465	—	1	(251)
Total cash provided by operating activities	34,832	51,374	42,932	8,886	26,011

Cash Flows from Investing Activities:
Proceeds from insurance reimbursements	1,998	1,984	(32)	—	6,998
Additions to property, plant, and equipment	(18,144)	(44,461)	(6,289)	(4,971)	(14,747)
Additions to mineral properties and development costs	(1,318)	(4,779)	9	(12)	(15)
Purchase of investments	(751)	(751)	—	—	—
Cash received in exchange transaction with Intrepid Mining LLC	—	—	428	—	—
Other	—	16	(11)	3	(10)
Total cash used in investing activities	(18,215)	(47,991)	(5,895)	(4,980)	(7,774)

Cash Flows from Financing Activities:
Issuance of common stock, net of expenses	—	—	1,032,486	—	—
Proceeds from long-term debt	—	—	—	3,994	11,503
Repayments on long-term debt	—	—	(86,951)	—	(7,009)
Payments to fund employee tax withholding due upon vesting of restricted common stock	(415)	(1,283)	—	—	—
Members’ capital distributions	—	—	—	—	(15,000)
Payments to Intrepid Mining LLC for exchange of assets and liabilities and formation distribution	—	—	(892,755)	—	—
Other	12	—	—	—	—
Total cash (used in) provided by financing activities	(403)	(1,283)	52,780	3,994	(10,506)
Net Change in Cash and Cash Equivalents	16,214	2,100	89,817	7,900	7,731
Cash and Cash Equivalents, beginning of period	102,459	116,573	—	1,791	1,960
Cash and Cash Equivalents, end of period	$118,673	$118,673	$89,817	$9,691	$9,691

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$446	$793	$326	$633	$2,274
Income taxes	$6,765	$6,800	$—	$—	$—

INTREPID POTASH, INC.
NON-GAAP ADJUSTED NET INCOME RECONCILIATIONS
(In thousands)

Adjusted net income is calculated as net income for 2009 or pro forma net income for 2008 adjusted for significant non-cash and unusual items. Examples of non-cash and unusual charges include insurance settlements in excess of property losses, non-cash gains or losses associated with unrealized derivative adjustments, our abnormal production adjustment, and the write-off of costs associated with the delay in permitting for the HB Mine associated with contractor mobilization and demobilization.  The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of Intrepid's fundamental business on a recurring normal basis.  In addition, management believes that the concept of adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.  The use of adjusted net income is intended to present this measure on a comparable basis for the impact of the IPO transaction for the periods presented (1).

Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP.  Since adjusted net income excludes some, but not all items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

	Three Months	Three Months
	Ended	Ended
	June 30, 2009	June 30, 2008
Net Income	$14,436	$32,446	(1)
Adjustments
Insurance reimbursements	2	32
Unrealized derivative (gain) loss	(846)	(1,499)
FAS 151 adjustment	5,179	—
Write-off of mobilization costs associated with the delay of the HB Mine	586	—
Calculated tax effect (2)	(1,929)	577
Total adjustments	2,992	(890)
Adjusted Net Income	$17,428	$31,556

(1)
Net income for the three months ended June 30, 2008, is presented on a pro forma basis as fully described in Part I, Item 1A to our Form 10-Q.   Pro forma net income includes adjustments to reduce net income for the effect of stock compensation, interest expense, and income taxes for the period prior to our IPO.

(2)	Statutory rate of 39.2% for second quarter of 2009 and statutory rate of 39.3% for 2008.

INTREPID POTASH, INC.
EARNINGS BEFORE INCOME TAXES, INTEREST, DEPRECIATION,
AND AMORTIZATION
(In thousands)

Earnings before income taxes, interest, depreciation and amortization (“EBITDA”) is computed as net income or pro forma net income adjusted for the add back of income tax expense, interest expense, depreciation, depletion, amortization, asset retirement obligation liability accretion, and impairment.  This non-GAAP measure is presented since management believes that it provides useful additional information to investors for analysis of Intrepid’s ability to internally generate funds for capital investment.  In addition, EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.  EBITDA should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP.  Since EBITDA excludes some, but not all items that affect net income and net cash provided by operating activities and may vary among companies, the EBITDA amounts presented may not be comparable to similarly titled measures of other companies.

	Three Months	Three Months
	Ended	Ended
	June 30, 2009	June 30, 2008
Net Income	$14,436	$32,446	(1)
Income tax expense	13,023	20,580
Interest expense, including derivatives	(251)	(1,201)
Depreciation, depletion, amortization and accretion	4,256	2,782
Write-off of term loan bank fee	—	456
Total adjustments	17,028	22,617
Earnings Before Income Taxes, Interest, Depreciation, Depletion, and Amortization	$31,464	$55,063

(1)
Net income for the three months ended June 30, 2008, is presented on a pro forma basis as fully described in Part I, Item 1A to our Form 10-Q.    Pro forma net income includes adjustments to reduce net income for the effect of stock compensation, interest expense, and income taxes for the period prior to our IPO.